EXHIBIT 20

              IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

          -------------------------------------------X
          MICHAEL GERBER, individually and on        :
          behalf of all others similarly situated,   :
                                                     :
                                   Plaintiff,        :
                                                     :
                    v.                               :
                                                     :  C.A. No. 14117
          JAMES E. MARTIN, JAMES J. MOSSMAN,         :
          JAMES R. THOMPSON, ROBERT SCHMIEGE,        :
          RICHARD K. DAVIDSON, HAROLD A. POLING,     :
          SAMUEL K. SKINNER, CHICAGO &               :
          NORTHWESTERN TRANSPORTATION COMPANY,       :
          UNION PACIFIC COMPANY and UP RAIL          :
          INC.,                                      :
                                   Defendants.       :
          -------------------------------------------X

                            CLASS ACTION COMPLAINT

                    Plaintiff, as and for its complaint, alleges upon information and belief except as to paragraph 2 which is alleged upon knowledge, as follows:

                               NATURE OF THE ACTION

                    1. Plaintiff brings this action on behalf of himself and all other public shareholders of Chicago & Northwestern Transportation Company ("CNW" or the "Company") who are threatened with the deprivation of the opportunity to maximize the value of their shares by the wrongful acts of the defendant described herein.

                        THE PARTIES AND CERTAIN AFFILIATES

                    2. Plaintiff is and was at all times relevant to this action the owner of shares of common stock of CNW.

                    3.   CNW is a Delaware corporation with its
          principal place of business in Chicago, Illinois. CNW provides railroad freight transportation and commuter services. As of October 15, 1994, CNW had approximately 44 million shares of common stock outstanding. Approximately 29% of the outstanding stock of CNW is controlled by defendant Union Pacific Company ("Union Pacific"), identified below. Union Pacific owns all the shares of UP Holdings, inc. which, in turn, owns all the shares of UP Rail, Inc., a Delaware corporation, which owns the CNW shares.

                    4. Each individual defendant was a director of CNW at all times relevant hereto and owed fiduciary duties to its stockholders. In addition, defendant Richard K. Davidson is and at all relevant times was Chairman and Chief Executive Officer of Union Pacific.

                    5. Defendant Union Pacific is a Utah corporation with its headquarters in Bethlehem, Pennsylvania. Union Pacific is a holding company with interests in transportation and oil and gas, among other things. Union Pacific controls approximately 29% of the outstanding stock of CNW.

                    6. By virtue of its control over CNW, at all times relevant hereto, defendant Union Pacific was a fiduciary of CNW and its stockholders and owed them the duties of good faith, fair dealing, due care and candor.

                    7.   Union Pacific's conduct, as more fully
          described herein, wrongfully utilized its position to deprive CNW's shareholders of an opportunity to maximize their investment in CNW.

                             CLASS ACTION ALLEGATIONS

                    8. Plaintiff brings this action pursuant to Rule 23 of the Rules of the Court of Chancery on behalf of himself and all other stockholders of the Company (except defendant and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant), who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class").

                    9. This action is properly maintainable as a class action for the following reasons:

                         (a) The Class is so numerous that joinder of all members is impracticable. As of October 15, 1994, CNW had approximately 44 million shares of common stock outstanding.

                         (b)  The members of the Class are scattered
          throughout the United States and are so numerous as to make it impracticable to bring them all before this Court.

                         (c) There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

                              (i)  whether defendants have breached
          their fiduciary and other common law duties which they owe to plaintiff and the other members of the Class; and

                              (ii) whether plaintiff and the other
          members of the Class are being irreparably damaged.

                         (d)  The claims of plaintiff are typical of
          the claims of the Class in that all members of the Class will be damaged by defendants' actions.

                         (e)  Plaintiff is committed to prosecuting
          this action and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate representative of the class.

                         (f)  The prosecution of separate actions by
          individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class.

                         (g)  Defendants have acted or refused to act
          on grounds generally applicable to the Class, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the Class as a whole.

                                FACTUAL BACKGROUND

                    10. On March 10, 1995, defendants announced that CNW and Union Pacific had agreed, subject to execution of a definitive merger agreement and Board approval, that Union Pacific would buy CNW for $35 per share in cash.

                    11. Union Pacific already controls 29% of CNW's stock, precluding any competing bid not approved by Union Pacific.

                    12. The proposal grossly undervalues CNW. It fails to adequately account for CNW's expected future profitability and the synergies between the companies.

                    13. Because of Union Pacific's control of 29% of CNW, no third party could be successful in any competing offer for CNW if Union Pacific refused to sell its stock. Union Pacific therefore controls the terms of any buyout transaction.

                    14. Due to Union Pacific's control of CNW, no bona fide negotiations can or will occur and a transaction will be consummated which is not in the best interests of the members of the Class, absent judicial intervention.

                    15. By failing to take appropriate actions to ensure that the public stockholders' interests are protected, defendants have violated their fiduciary duties owed to the public stockholders of CNW and have acted to put their own interests ahead of those of CNW's public stockholders. Union Pacific is using its position as controlling stockholder for the purpose of benefitting itself to the detriment of plaintiff and the other members of the Class.

                    16. Because Union Pacific is in possession of private corporate information concerning CNW's assets, businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between it and the public stockholders of CNW which makes it inherently unfair for it to effect the transaction complained of herein.

                    17. By reason of the foregoing acts, practices and course of conduct, defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other CNW public stockholders.

                    18. As a result of the actions of defendants, plaintiff and the other members of the Class have been and will be damaged in that they have not received and will not receive their fair proportion of the value of CNW's assets and businesses.

                    19. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class.

                    20. Plaintiff and the other members of the Class have no adequate remedy at law.

                    WHEREFORE, plaintiff prays for judgment and relief, as follows:

                    A.   Declaring this to be a proper class action;

                    B.   Ordering defendants to carry out their
          fiduciary duties to plaintiff and the other members of the Class, including those of due care, loyalty and candor;

                    C. Preliminarily and permanently enjoining the proposed transaction or any similar unfair transaction proposed by Pacific Union;

                    D. Ordering defendants to pay to plaintiff and the Class all damages suffered and to be suffered by them as a result of the acts alleged herein;

                    E. Awarding plaintiff the costs and disbursements of this action, including allowance for plaintiff's reasonable attorneys' and experts' fees; and

                    F. Granting such other and further relief as may be just and proper in the premises.

          Dated:  March 13, 1995

                              ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.

                         By:
                              First Federal Plaza, Suite 214
                              P.O. Box 1070
                              Wilmington, DE 19899
                              (302) 656-4433
                              Attorneys for Plaintiff

          OF COUNSEL:

          ABBEY & ELLIS
          212 East 39th Street
          New York, New York  10016
          (212) 889-3700

          KAUFMAN, MALCHMAN, KAUFMANN,
            & KIRBY
          919 Third Avenue
          New York, New York  10022

          FARUQI and FARUQI
          415 Madison Avenue
          New York, New York  10017
          (212) 986-1074